Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DARKPULSE, INC.

DarkPulse, Inc., a Delaware corporation (the “Corporation”) does hereby certify that:

FIRST: The name of the Corporation is DarkPulse, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Charter”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on October 8, 2025.

THIRD: Article IV be amended so that, as amended, said Article shall be and read as follows:

“The total number of common shares authorized for issuance for the corporation shall be 20,000,000,000 with a par value of $0.0001 per share. The authorized preferred shares shall remain at 2,000,000 with a par value of $0.01 per share.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall become effective as of March 1, 2026.

* * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of February 23, 2026.

DARKPULSE, INC.

By:	/s/ Dennis O’Leary
Name:	Dennis O’Leary
Title:	Chief Executive Officer